Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President, Controller, and Chief Accounting Officer of CONSUMERS ENERGY COMPANY, as servicer (the “Servicer”) under the Securitization Property Servicing Agreement dated as of July 22, 2014 (the “Servicing Agreement”) by and between the Servicer and CONSUMERS 2014 SECURITIZATION FUNDING LLC, and further certifies that:

1.         A review of the activities of the Servicer and of its performance under the Servicing Agreement during the period from July 22, 2014 to December 31, 2014 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.

2.         To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the period from July 22, 2014 to December 31, 2014.

Executed as of this 19th day of March 2015.

CONSUMERS ENERGY COMPANY,
as Servicer

By:	/s/ Glenn P. Barba
Glenn P. Barba
Vice President, Controller, Chief Accounting Officer, and senior officer in charge of the servicing function of the Servicer